Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of PalmSource, Inc. of our reports dated November 25, 2002 relating to the financial statements of peanutpress.com, Inc., which appear in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/    PricewaterhouseCoopers LLP

San Jose, California

July 1, 2003